  EXHIBIT 99.1

Lightbridge Corporation 11710 Plaza America Drive, Suite 2000 Reston, VA 20190 USA

February 18, 2021

To our Valued Shareholders,

I want to thank our shareholders for your continued support for Lightbridge.

We have reached a settlement agreement with Framatome, and I would like to discuss what it means for Lightbridge and convey what I believe are exciting opportunities ahead.

1. Our Settlement with Framatome:

After months of extensive negotiations, Lightbridge and Framatome reached a settlement agreement on February 11, 2021. Under the terms of the settlement agreement, Lightbridge will pay Framatome approximately $4.2 million for outstanding invoices for work performed by Framatome and other expenses incurred by Framatome. Framatome will destroy all documents and content related to Lightbridge’s intellectual property. We expect both parties to work diligently over the next month to perform the actions required to complete the settlement. Our Board of Directors has concluded that the settlement agreement is in the best interest of Lightbridge and our shareholders. This settlement agreement allows Lightbridge to pursue various promising opportunities in the nuclear sector, now unencumbered by any constraints on our Lightbridge Fuel™ technology platform. Specifically, we see the following key benefits resulting from this settlement agreement:

•	The settlement secures all our pre-existing intellectual property rights without any restrictions;

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The settlement results in a clean break where all joint venture agreements are terminated, and there are no restrictions on Lightbridge’s ability to engage in research and development activities or commercial discussions with other entities going forward;

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We avoid significant monetary costs of ongoing arbitration proceedings in Switzerland and litigation in Delaware that our attorneys expected to continue for another year and eliminate any uncertainty of the outcome of international arbitration;

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Continuing the arbitration and litigation would cost Lightbridge in being unable to pursue the promising opportunities emerging in advanced nuclear. We can now focus our efforts on exploring these opportunities to the benefit of Lightbridge.

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I believe this settlement agreement is the best result for all sides. For Lightbridge, we are better off having full control of all our intellectual property and not needing consent from another company to pursue emerging opportunities.

2. Lightbridge Seizing Opportunity towards Powering Small Modular Reactors (SMRs):

We initially focused on existing U.S. pressurized water reactors (PWRs) because they represent a large market segment for which Lightbridge Fuel™ could provide significant economic and safety benefits through a power uprate up to 10% along with an operating cycle extension from 18 to 24 months or a power uprate of 17% without extending the cycle length. All nuclear energy in the world today is generated by about 400 operating reactors. There are approximately 440 operable reactors, but some of them are shut down, mostly in Japan. These 400 reactors average about 1,000 megawatts of electricity generation each. We calculate that to produce with nuclear power all the clean energy that the world will need in 2050, the seminal year for climate change according to the IPCC, would take the equivalent of about an additional 20,000 reactors generating about 1,000 megawatts of electricity each. Realistically, the industry will not grow from 400 to over 20,000 of these reactors. We expect the net worldwide growth in the number of large reactors between now and 2050 to be fewer than 200, with most new plants built by China and Russia and hence difficult for Lightbridge Fuel™ to reach. And nuclear power will not generate all of the clean energy by itself. Existing large reactors can present an additional market opportunity for Lightbridge Fuel™, but that will not move the needle on climate change. We want to position Lightbridge as an essential company for the world to meet climate goals.

Emerging nuclear technologies that many in the industry believe have the potential to generate massive amounts of power include the small modular reactors (SMRs) now in development and licensing. We expect that Lightbridge Fuel™ can provide SMRs all the benefits our technology brings to large reactors, but the benefits will be more meaningful to the economic case for deploying SMRs. Lightbridge Fuel™ is expected to generate more power that will help decarbonize sectors that are now powered by electricity. We also plan to explore using Lightbridge Fuel™ in new SMRs to produce hydrogen for liquid non-carbon fuels for use in other, hard-to-decarbonize sectors such as aviation and shipping. Our ongoing R&D initiatives are entirely compatible with Lightbridge Fuel™ powering SMRs for multiple purposes.

President Biden’s energy platform includes advanced nuclear as part of “critical clean energy technologies.” While the executive branch team is still being assembled, we understand that the new administration will prioritize advanced nuclear technologies, including advanced fuels and SMRs, as part of its nuclear energy policy. It’s no coincidence that President Biden has brought the U.S. back into the Paris Agreement on climate change, with the goal that the U.S. electricity sector be carbon neutral by 2035, just 14 years from now. We believe Lightbridge Fuel’s™ coupling with SMRs can enhance the already strong case for SMRs and attract more private and government investment.

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a.	Existing Large Reactors Present Limited Opportunities for Lightbridge over the Long-Term:

One of the limiting factors relating to existing reactors is their inability to load follow efficiently. Load following means going down and up in power as other electricity sources, mostly wind and solar power, come on and off the electric grid. Natural gas plants are used to back up wind and solar since these plants can phase down and up the energy they generate.

As mentioned above, we do not believe that large numbers of the older types of large reactors will be built, certainly not enough to meaningfully move the needle globally on climate change. In fact, we believe that unfortunately more will close. However, SMRs can be pivotal contributors to preventing climate change. Large reactors have considerable capital costs and must operate at full power 24/7 to be profitable. Due to their modular construction, SMRs are expected to have much lower capital costs per module making their deployment easier to finance by private and government sectors. Furthermore, SMR plants are expected to have the ability to reduce their power (i.e., by shutting down some modules while running the other modules at full power) or even shut down while the wind is blowing, or the sun is shining. We believe that Lightbridge Fuel™ will allow SMRs greater flexibility in power levels, making it easier for SMRs to replace natural gas to load follow with renewables, helping to expand markets for renewables and SMRs together as countries seek to decarbonize energy generation. Other components of the reactor would also need to be designed to handle the changes in power, and we believe that is feasible, with fuel being one of the current limiting factors to nuclear power plants balancing with wind and solar.

We expect that Lightbridge Fuel’s™ most significant economic benefit will be to provide a 30% power uprate. However, the existing large reactors cannot realize that benefit because their systems can’t handle that much of an increase in power. The most additional power the large PWRs could take from Lightbridge Fuel™ is estimated at 17%. Only newly designed large reactors could benefit from 30% greater power from Lightbridge Fuel™. While we believe that only a limited number of new, large reactors will be built, we expect that much larger numbers of SMRs will be deployed in the future.

As such, Lightbridge is going where the industry is heading. Prioritization of SMRs over existing large reactors, along with the significant government funding opportunities we expect to go toward SMRs in the coming years, may help accelerate our revised fuel development timelines by up to a few years for SMR applications by alleviating some of the bottlenecks and schedule constraints discussed in subsection (c) below.

b.	Accident Tolerant Fuels (ATF) may Encroach on Lightbridge’s Economic Value Proposition for Large Reactors

When the U.S. Department of Energy (DOE) launched the ATF program in response to the Fukushima accident that occurred in March 2011, the program was focused solely on achieving enhanced safety benefits, such as extra coping time during severe accidents. Over the past year, many ATF vendors concluded that the unexpectedly small accident tolerance benefits their ATF fuel concepts offered (such as several extra hours of coping time during severe accidents rather than their original goal of approximately 72 hours) were not enough of an incentive for nuclear utilities to adopt ATF designs, which cost more than conventional uranium dioxide fuels. As a result, ATF vendors have begun exploring opportunities for extending the operating cycle length from 18 to 24 months in existing PWRs by going to higher enrichments (i.e., from approximately 5% to 7-8% enrichments) with ATF designs. If they are successful in extending the cycle length to 24 months in a cost effective way, that could give sufficient economic incentive for nuclear utilities to switch to the ATF designs in the coming years. This recent shift in positioning by many ATF vendors represents a competitive threat to Lightbridge for the existing large PWRs as ATF vendors are now trying to cut into a critical element of Lightbridge’s value proposition, i.e., an ability of Lightbridge Fuel™ to extend the cycle length from 18 to 24 months in existing large PWRs. While it is not certain that the ATF vendors will be successful in this approach, and given that ATF would not provide the other economic benefits of Lightbridge Fuel™, notably a 10% power uprate in addition to a cycle length extension, if ATF could provide for two-year cycles, it could weaken our economic value proposition in existing large PWRs. That said, Lightbridge Fuel™ remains the only advanced light-water reactor fuel in development that can provide power uprates, cycle length extensions, improved safety, and load following in a single product as desired by the utilities.

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The above developments make prioritizing existing large PWRs not as attractive as we previously expected. Depending on the ultimate outcome of ATF technologies and government funding available to support advanced fuel technologies for existing large PWRs, this market segment could become more viable again in the future. However, in the near-term, we believe that a realignment of our corporate initiatives could lead to more beneficial, valuable, nearer-term opportunities for Lightbridge.

c.	Extended Fuel Development Timelines resulting in Higher Projected Costs for Large Reactors

After the Halden research reactor was shut down in 2018, we embarked on a global search for an alternative for loop irradiation testing of our metallic fuel rods. Ultimately, we settled on the Advanced Test Reactor (ATR) at Idaho National Laboratory and applied to DOE for and won a GAIN Voucher in December 2019 to kick off our initial collaboration with the U.S. national laboratory. Our initial understanding was that we would have full access to a government-funded pressurized water reactor (PWR) water test loop in the ATR to generate sufficient data to support our lead test assembly (LTA) testing and eliminate the need for lead test rod (LTR) testing in a large commercial reactor.

However, while the ATR has enough space for four “loops” where fuel rods can be irradiated, the reactor currently has only one such loop, limiting how much fuel rod material we can get in the reactor and its duration in the reactor. Idaho National Laboratory has told us that it is willing to add up to all three additional loops, at a total design and construction cost of approximately $35 million, which we have determined to be an unmanageable cost for Lightbridge. We plan to work with the government and industry to have those loops added without Lightbridge paying for them. We believe we have strong arguments for the government to pay most of the cost for the loops.

If new loops are not added to the ATR, loop irradiation testing in the ATR may not provide sufficient data to justify regulatory approval for LTA testing in a large commercial PWR. This would likely necessitate an extra fuel development step of LTR testing in a large commercial PWR in addition to the ATR loop testing before LTA testing could commence. As a result, our fuel development timelines would be extended beyond 15 years before securing our first orders for batch reloads in large commercial PWRs. Consequently, the projected fuel development costs would increase substantially, making it unfeasible for Lightbridge to fund this fuel development effort on our own. We are currently evaluating whether our extended fuel development timelines and other triggering events will lead to an impairment expense of the carrying value of our patent costs at December 31, 2020. Our outside auditors have not yet concluded their audit of our December 31, 2020 financial statements.

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d.	The Opportunity in Small Modular Reactors

We expect that focusing more on SMRs would improve our fuel development timelines due to continuing and growing government funding support for SMRs. We believe the 30% power uprate our fuel could provide to a new SMR designed to accommodate the full power uprate could reduce CAPEX per kilowatt and generate positive incremental profit margin for SMR plants. At the same time, due to fuel design constraints, we do not expect ATF technologies to achieve the same power uprate capability in SMRs. This could give Lightbridge strong competitive advantages over ATF in this market segment.

The first SMRs that could use our fuel are expected to start operating about eight years from now. Their cores could even serve as testbeds for our fuel, without needing new loops in the ATR, while bringing more power and other benefits to the SMRs. More government funding expected for SMRs could reduce the amount of funding Lightbridge would have to raise for our fuel development efforts. We anticipate that the improved competitive position of Lightbridge Fuel™ versus ATF in the SMR market segment, with government support, would generate sustainable economic benefits. We believe that our fuel for SMRs is protected by our existing portfolio of patents and trade secrets.

As we shift our business model to focus more on what we believe are attractive opportunities with SMRs, we are placing a lesser focus on large existing reactors. We believe what we are seeing is part of an overall shift in focus in government and the private sector from large PWRs to SMRs and advanced technologies. This shift in focus is at least partly driven by the need to prevent catastrophic climate change.

e.	Other Potential Opportunities for Lightbridge’s Metallic Fuel Technology Platform

Recently, the presidents of the U.S. and Russia agreed to extend the New START treaty for an additional five years. The New START treaty will prevent an increase in the number of certain types of nuclear weapons in the U.S. and Russian arsenals. We understand that the Biden administration may seek to use this opportunity to enter into negotiations with Russia, and perhaps China, to reduce the number of weapons and eliminate plutonium from the weapons that would be dismantled, making it harder to replace the weapons in the future. While there would still be careful analysis ahead of us, we believe that a zirconium-plutonium version of Lightbridge Fuel™ could be an ideal solution in disposing of the plutonium from weapons, using it to generate energy.

The United Kingdom and Japan have large quantities of separated reactor-grade plutonium from reprocessing spent fuel from power reactors. Both countries are interested in exploring how best to dispose of that plutonium. We believe our technology can be used for this purpose. Our patent portfolio includes zirconium-plutonium fuel. We will explore these opportunities over the coming months for potential government interest and funding support.

We are also beginning to evaluate how intellectual property we have can help bridge the gap to advanced Gen-IV reactors. One area relates to technology that would improve the commercialization of High-Assay Low-Enriched Uranium (HALEU) first in our fuel in water-cooled reactors that can also be beneficial for HALEU use in advanced reactors.

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3. Conclusion

We appreciate your continued support as we have come through this challenging year. We are positioning Lightbridge to thrive within the current industry and governmental environment. We believe our fuel will add much value, from generating electricity more efficiently to other developing missions. We see SMRs becoming more of a driver for investment and government support, and we need to increase our focus on opportunities where the money is and will be.

We continue to take steps to raise awareness of Lightbridge in the investment community. We have recently updated our investor presentation, which can be found on our website, www.ltbridge.com. Thank you for your interest in and support for Lightbridge. We look forward to keeping you apprised of our progress and key developments. I hope you and your family members stay safe and healthy.

Very truly yours,

Seth Grae

President and Chief Executive Officer

Lightbridge Corporation

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, future developments regarding SMRs and PWRs, demand for and relative benefits of accident tolerant fuels, other steps to commercialize Lightbridge Fuel™, and future governmental and industry support and funding for nuclear energy, additional loops at the ATR, and the Company’s research. These statements are based on current expectations on the date of this communication and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; market competition, including from accident tolerant fuels; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; as well as other factors described in Lightbridge's filings with the U.S. Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ and www.ltbridge.com.

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